Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of International Flavors & Fragrances Inc. of our report dated March 3, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 15, as to which the date is June 18, 2020, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in International Flavors & Fragrances Inc.’s Current Report on Form 8-K dated June 18, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 31, 2020